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Exhibit 99.1

                               PIONEER ANNOUNCES
                          PRIVATE PLACEMENT AGREEMENT



New York, New York, February 5, 1997:

Pioneer Commercial Funding Corp. (NASDAQ Small Cap Market; PCFC, PCFCW) announced today that it entered into a written agreement effective January 29, 1997, confirming its previously announced oral commitment with Leedan, an indirect stockholder of the Company, and certain other unaffiliated investors for a $4,000,000 private placement by the Company of unregistered and restricted common stock and convertible notes at a subscription price of $1.00 per share of common stock and a conversion rate of one share of common stock for each $1.00 of convertible notes. The Company anticipates that the transaction will close in mid-to-late February.

Pioneer Commercial Funding Corp. is a California-based mortgage warehouse lender. For further information, contact Mr. M. Albert Nissim, President, telephone number (212) 935-8339.